ESCALON MEDICAL CORP.

435	Devon Park Drive

Building 100

Wayne, PA 19087

(Nasdaq Capital Market: ESMC)

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Richard J. DePiano Chairman and CEO	Joseph Calabrese 212/827-3772

610/688-6830

ESCALON® ENHANCES POSITION WITHIN IVD REAGENT MARKET WITH STRATEGIC ACQUISITION OF JAS
DIAGNOSTICS

Wayne, PA – June 5, 2008 – Escalon Medical Corp. (Nasdaq Capital Market: ESMC) announced today that on May 30, 2008 its wholly owned subsidiary, Drew Scientific, Inc. (“Drew”) acquired JAS Diagnostics, Inc. (“JAS”). JAS is a privately-held manufacturer of class I and II in vitro diagnostics (“IVD”) reagents that markets its products to physician, reference, hospital and veterinary laboratories throughout the world. JAS, based in Miami, Florida, generates annual revenues of approximately $2.0 million. Drew purchased 100% of the outstanding shares of JAS for approximately $1,200,000 in cash and $800,000 in notes payable.

“Consistent with our strategic objective to expand our presence in the reagent segment of the IVD market, we are pleased to announce the acquisition of JAS, a value-creating bolt-on acquisition that adds intangible assets to the Drew existing product line,” said Richard J. DePiano Sr., Chairman and Chief Executive Officer. “JAS’ strong customer relationships, well-respected product portfolio, and research and development competencies will be an excellent complement to our Drew business. While Drew is focused on the equipment side of the IVD business, JAS synergistically expands our current position into the clinical chemistry consumable market. We look forward to the JAS team becoming part of our organization and contributing to our future growth.”

JAS was established in 2000 and specializes in the manufacture of a broad range of liquid stable, diagnostics chemistry reagents used in IVD tests. Many of these reagents are single vial stable, which offer ease of use, increased speed of results, and extended on-board stability, among other superior performance characteristics. JAS has CE marks for marketing for its products in Europe, along with ISO 9001 certification. JAS offers over 150 products and has obtained FDA 510(k) marketing clearance and CLIA classification for its manufactured products as required. Notably, JAS reagent instrument applications are available for numerous chemistry analyzers including Beckman Synchron Series®, Olympus 400/640TM, Alfa Wassermann ACE/AleraTM, Roche Hitachi 700 & 900 Series®, Roche Cobas Mira®, among others. The names of these instruments are trademarks of their respective companies.

Mr. DePiano added, “Looking ahead, we will continue to explore opportunities that we believe are a strategic fit with our overall corporate objectives.”

Founded in 1987, Escalon (www.escalonmed.com) develops markets and distributes ophthalmic diagnostic, surgical and pharmaceutical products as well as vascular access devices. Drew Scientific, which operates as a separate business unit, provides instrumentation and consumables for the diagnosis and monitoring of medical disorders in the areas of diabetes, cardiovascular diseases and hematology, as well as veterinary hematology and blood chemistry. Escalon seeks to utilize strategic partnerships to help finance its development programs and is also seeking acquisitions to further diversify its product line to achieve critical mass in sales and take better advantage of Escalon’s distribution capabilities, although such partnerships or acquisitions may not occur. Escalon has headquarters in Wayne, Pennsylvania and manufacturing operations in Long Island, New York, New Berlin, Wisconsin, Dallas, Texas, Waterbury, Connecticut and Barrow-in-Furness, U.K.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s future prospects. These statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to:

•	implement its growth and marketing strategies, improve upon the operations of the Company’s business units, including the integration of any acquisitions it may undertake, if any, of which there can be no assurance,

•	implement cost reductions,

•	generate cash,

•	identify, finance and enter into business relationships and acquisitions.

Other factors include uncertainties and risks related to:

•	new product development, commercialization, manufacturing and market acceptance of new products,

•	marketing acceptance of existing products in new markets,

•	research and development activities, including failure to demonstrate clinical efficacy,

•	delays by regulatory authorities, scientific and technical advances by Escalon or third parties,

•	introduction of competitive products,

•	third party reimbursement and physician training, and

•	general economic conditions.

Further information about these and other relevant risks and uncertainties may be found in the Company’s report on Form 10- K for year ended June 30, 2007 and on Form 10Q for the quarter ended March 31, 2008, and its other filings with the Securities and Exchange Commission, all of which are available from the Securities and Exchange Commission as well as other sources.

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